EXHIBIT 99.1

Rich Cigars Debuts Trading Under RCGR Entering Highly Profitable Tobacco Market With Luxury Brand

OCALA, Fla., Jan. 12, 2017 (GLOBE NEWSWIRE) -- Rich Cigars, Inc. ("RICH"), (OTCPink:RCGR), a manufacturer of high-quality premium cigar products, proudly announced today, that after nearly a year of diligent preparation, the Company has made its formal debut, trading on the OTC Markets' Pink Sheets, as a Fully Reporting Company with the Securities and Exchange Commission.

The Company completed its first trading day on Wednesday, January 11, 2017, stronger than management anticipated. Trading under the ticker symbol, RCGR, the Company's stock opened for trading at $0.80.  The stock traded a total of 16,740 shares; closing the day up 18.8% at $0.95, with an intraday high of $1.05.

"This first day of trading was better than anticipated," said Richard Davis, CEO of Rich Cigars, Inc. "By entering a highly profitable and typically dividend generous market sector, with high-end premium cigar products, we firmly believe the RICH brand will offer the tobacco industry a sexier and generally more acceptable alternative, to what's generally offered by bellwethers like Altria and Philip Morris International. Meaning, a more exciting company and possibly, a more lucrative stock.

"Even with attractive newcomers like 'Turning Point Brands' entering the fray, RICH brand's ability to incorporate 'Lifestyle' savoir fare, with sports and entertainment, will likely resonate much better with investors, than most of our competitors."

Listing with the OTC Pink Sheet market through a SEC Form S-1 registration, management believes the Company's cap table will prove to be very attractive to early investors. This should ultimately assist with the stability of the Company's market during the first 6 months of trading.  Anticipated revenue will also be a strong contributing factor to the Company's success.

Mr. Davis concluded, "We were expecting to open at approximately $0.75. And while believing we would ultimately see roughly $1.50 early in the quarter, we had no immediate thoughts of hitting $1.05 yesterday - although I'm sure some of the immediate interest is due to our associations with celebrity ambassadors like DJ Khaled (record producer, radio personality, DJ and record label executive).  Yesterday's trading shows we are on the right path and could possibly exceed our price targets quickly. And by continuing to leverage 'star power,' I'm confident that Rich Cigars, and the RICH lifestyle brand, will find strong prosperity this 2017."

ABOUT Rich Cigars, Inc.

Rich Cigars, Inc. is the maker and distributer of high-quality, hand rolled, premium cigars and other high-end cigar products, marketed under the 'RICH' brand.  The Company, operating out of Ocala, Florida, manufactures and ages its tobacco in Central America; primarily, Nicaragua.  Iconicized by the sports and entertainment industries, Rich Cigars is quickly becoming known as a 'Lifestyle Brand,' transcending the traditional cigar company.  Having brand endorsements from major Hip-Hop entertainers and celebrity influencers, such as DJ Khaled, in addition to being chosen as the cigar vendor at events for Michael Jordan, Derek Jeter, and others,  Rich Cigars has been featured in music videos, print photography and high-end sports and entertainment events.  The Company's hand-made cigars are currently sold nationally through local and regional cigar retailers, as well as through direct sales via the internet.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements."  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact

Rich Cigars, Inc.

Investor Relations

ir@RichCigars.com

(917) 409-8983